UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2005

STAAR SURGICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

1911 Walker Avenue, Monrovia, California,   91016
(Address of principal executive offices)                      (Zip Code)

(626) 303-7902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On April 7, 2005, STAAR Surgical Company (the “Company”) paid discretionary bonuses to the Company’s Chief Executive Officer and Named Executive Officers for fiscal 2004. Bonuses generally are based upon the achievement of corporate goals such as: (i) the Company’s revenue and net income results versus the prior year; and (ii) the performance of the Company as compared to its industry. In addition, an element of the total bonus awarded may relate to the performance of the individual against preset personal objectives.  A greater percentage of the senior officers' total bonus is based upon the acheivement of corporate objectives versus the achievement of preset personal objectives.

        The Company paid a discretionary bonus of $50,000 to David Bailey, the Company’s Chief Executive Officer. This is based on Mr. Bailey’s development and implementation of a comprehensive plan to improve the Company’s international operations and achieving a 38% increase in sales of the ICL in international markets. Mr. Bailey was also granted an option to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $3.95.

        In addition, the Company paid discretionary bonuses to the following Named Executive Officers in the following amounts: (i) John Bily, $50,000, equivalent to 20% of Mr. Bily’s base salary, due to Mr. Bily’s key role in the management of global finance and SEC compliance – this leadership and focus allowed the Company to complete its compliance with Section 404 of the Sarbanes-Oxley Act of 2002 successfully; (ii) Nicholas Curtis, $34,950, equivalent to 15% of Mr. Curtis’ base salary, due to Mr. Curtis’ role in setting up the ICL training group and marketing plan ahead of the U.S. launch of the ICL pending FDA approval; (iii) Thomas Paul, $41,250, equivalent to 25% of Mr. Paul’s base salary, due to Mr. Paul’s key role in strengthening the Company’s collamer manufacturing process and overall compliance on a global basis, in particular at the Company’s Nidau facility; and (iv) Guenther Roepstorff, $90,821, equivalent to 25% of Mr. Roepstorff’s base salary, due to Mr. Roepstorff’s management of the Company’s German operations, which had a net income increase of 43% for 2004 compared to 2003. Mr Bily, Mr. Curtis, Mr. Paul and Mr. Roepstorff were also granted options to purchase 35,000, 25,000, 50,000 and 25,000 shares of the Company’s Common Stock, respectively, at an exercise price of $3.95.  The reasons mentioned above for the granting of discretionary bonuses are a few examples of the achieved preset personal objectives considered by the Nominating, Governance and Compensation Committee of STAAR Surgical Company.

Item 7.01 Regulation FD Disclosure

        On April 11, 2005, the Company issued a press release announcing the closing of the sale of 4.1 million shares of its Common Stock at $3.50 per share, for gross proceeds of $14.35 million in a private placement to certain institutional investors. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

        The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report. The furnishing of the information in this Item 7.01 of this Current Report is not intended to and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Item 7.01 contains is material investor information that is not otherwise publicly available.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated April 11, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	April 13, 2005	STAAR SURGICAL COMPANY By: /s/ John Bily —————————————— John Bily Chief Financial Officer